SURRENDER OF POLICY ENDORSEMENT

This endorsement is attached to and made part of this Flexible Premium Variable Adjustable Life Insurance Policy as of the Date of Issue.

The Minimum Death Benefit, as defined in Section 3.2 of this Policy, is amended to read in its entirety as follows:

The Minimum Death Benefit is the amount required by federal tax law to maintain this Policy as life insurance. The test in effect for determining compliance with the federal definition of life insurance is shown on page 3 and will be either:

1.	the Guideline Premium/Cash Value Corridor Test: the Minimum Death Benefit equals the corridor percentage (shown on page 6 if this test was elected) at the Insured’s Attained Age, multiplied by the sum of the Policy Value and the Endorsement Amount; or

2.	the Cash Value Accumulation Test: the Minimum Death Benefit equals the Specified Amount plus the result of (a) divided by (b) where:

(a)	is the sum of the Policy Value and the Endorsement Amount minus the Adjustment Factor (shown on page 6 if this test is elected) for the current monthly processing date; and

(b)	is the Net Single Premium (shown on page 6 if this test is elected) for the current monthly processing date.

The Endorsement Amount shall equal the sum of:

•	(a) multiplied by (b); and

•	(c) multiplied by (d); where:

(a)	is the sum of the Sales Load and Monthly Deferred Sales Charge incurred to the date of surrender;

(b)	is the factor shown in Column A in the table below for the appropriate Policy year;

(c)	is the least of (i), (ii), and (iii) on the date of surrender, where:

(i)	is the Invested Assets;

(ii)	is the Surrender of Policy Endorsement Quantity (shown on page 3) multiplied by the factor shown in Column B in the table below for the appropriate Policy year; and

(iii)	is the greater of zero and the result of cumulative premiums paid minus cumulative withdrawals; and

(d)	is the factor shown in Column C in the table below for the appropriate Policy year.

Policy Year of Surrender	Column A	Column B	Column C
1	100.00%	1.0	4.00%
2	83.33%	2.0	4.00%
3	66.67%	3.0	3.25%
4	50.00%	4.0	2.75%
5	33.33%	5.0	2.75%
6	16.67%	6.0	1.50%

Section 8.2 is amended to add the following:

If the Policy is surrendered during the first through sixth Policy years, and if the Invested Assets are greater than zero on the date of surrender, upon surrender the Owner will receive, in addition to the Cash Surrender Value, as described in Section 8.1 CASH SURRENDER VALUE, the Endorsement Amount.

Secretary
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY